Exhibit 99.1

News Release

PartnerRe Ltd. Completes Tender Offer of 6.44% Junior Subordinated Capital Efficient Notes due 2066; Purchases Approximately 75% of the Issue

PEMBROKE, Bermuda, March 16, 2009 - PartnerRe Ltd. today announced the completion of its previously announced cash tender offer to purchase any and all of its $250 million, 6.44% Fixed-to-Floating Junior Subordinated Capital Efficient Notes (“CENts”) due 2066.

PartnerRe Finance II Inc., an indirect, wholly-owned subsidiary of PartnerRe Ltd. and the issuer of the CENts, purchased approximately 75% of the issue. This transaction reduces debt by $186.6 million, and utilized cash on hand of $96.7 million after payment of accrued interest on purchased securities. It results in a pre-tax gain of $88.2 million ($56.8 million after tax), which will be reflected in PartnerRe’s first quarter 2009 results.

The offer, which expired at 5:00 p.m., New York City time, on March 10, 2009, was made pursuant to an Offer to Purchase dated March 2, 2009 and related Letter of Transmittal. The offer price plus accrued and unpaid interest was paid to the tendering holders on the settlement date, which was March 13, 2009.

A total of $63.4 million in aggregate principal of the CENts remains outstanding and will mature in 2066.
___________________________________________

PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. The Company, through its wholly owned subsidiaries, also offers capital markets products that include weather and credit protection to financial, industrial and service companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines, life/annuity and health, and alternative risk products. For the year ended December 31, 2008, total revenues were $4.0 billion, and at December 31, 2008 total assets were $16.3 billion, total capital was $4.9 billion and total shareholders’ equity was $4.2 billion.

PartnerRe on the Internet: www.partnerre.com

Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe, or other large property and casualty losses, credit, interest, currency and other risks associated with the Company’s investment portfolio, adequacy of reserves, levels and pricing of new and renewal business achieved, changes in accounting policies, risks associated with implementing business strategies, and other factors identified in the Company’s filings with the Securities and Exchange Commission.

PartnerRe Ltd. Wellesley House South 90 Pitts Bay Road Bermuda HM 08	Telephone +1 441 292 0888 Fax +1 441 292 6080 www.partnerre.com

In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Jane Simmons
Media Contact: Celia Powell